Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

UTime Limited

Grand Cayman, Cayman Islands

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form F-1 of our report dated September 30, 2019, except for Notes 14 and 18, as to which the date is June 2, 2020 relating to the consolidated financial statements of UTime Limited, its subsidiaries, variable interest entity (“VIE”) and subsidiaries of the VIE as of March 31, 2018 and 2019 and for the three years in the period ended March 31, 2019, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

Shenzhen, the People’s Republic of China

June 24, 2020